Exhibit 10.30

345 Court Street • Coraopolis, PA 15108 Main Phone: 724-273-3400

November 22, 2010

Lauren R. Hobart

18 Gorham Road

Scarsdale, NY 10583

Dear Lauren,

I am pleased to confirm our offer of employment for the position of Senior Vice President and Chief Marketing Officer, reporting to Ed Stack, Chairman and CEO, with a start date no later than February 2, 2011 targeted at January 24, 2011. The details of our offer are as follows:

You will receive a gross annual salary of $425,000 paid biweekly in the amount of $16,346.

As our compensation plan is currently structured, your position is one that is eligible to participate in our discretionary incentive plan. The plan may be amended at any time and payouts are not guaranteed. Your incentive payout is dependent upon several factors including the results of the Company, your functional area and your individual performance.

There are differing levels of incentive opportunity based upon position.  For the position that has been offered to you, your targeted incentive opportunity will be 50% of your eligible earnings with a maximum incentive opportunity of 100%. Your next opportunity for an incentive payout will be in the spring of 2012. For that year, your incentive will be guaranteed at least at 75% of your eligible earnings.

You are eligible to participate in the DICK’S Sporting Goods equity award program.  All equity awards are made at the complete discretion of the Compensation Committee of the Board of Directors.  Your first opportunity to participate in the annual equity award program will be spring of 2011.  Additionally, we are pleased to offer you a sign-on equity award of 30,000 stock options — 15,000 which will vest at 25% each year over a four year period and 15,000 that will cliff vest after four years. You will also receive 8,000 restricted stock shares — 4,000 which will vest at 33.33% each year over a three year period and 4,000 that will cliff vest after three years. These grants will be submitted for approval at the next monthly Compensation Management Sub-Committee Meeting following your start date.

You are also eligible to participate in our long term incentive plan (LTIP). This plan is based on the three year cumulative performance of specific Company metrics. You will be rewarded with 12,806 restricted stock shares for the attainment of the goals defined in the plan. The number of shares granted are pro-rated, based on your hire date, from the original Plan grant of 19,209 shares (derived from an original grant date value of $500,000) and will be approved at the first monthly meeting of the Management Subcommittee after your hire date. Additional Plan details will be provided to you during your orientation.

You will receive a signing bonus of $100,000 (grossed up for tax purposes) paid immediately after the start of employment. If you voluntarily terminate your employment within one-year of your employment date, you will be required to pay back the $100,000 to the Company.

As a full-time salaried associate, you are eligible to participate in the full range of benefits, including, medical and dental, life and disability insurances as well as 401K and Non-Qualified Deferred Compensation Plans.  As a Senior Vice President, four weeks vacation is granted to you on a yearly basis. A summary benefits brochure is included with this letter and a more detailed explanation of our benefits will be provided during corporate orientation on your first day. DICK’s will also provide you with relocation benefits in accordance with our relocation policy. A copy of the relocation policy is enclosed.

This offer is contingent upon a satisfactory background check and your review and acceptance of our Non-Compete and Insider Trading Agreements. These documents are enclosed and will need to be executed and forwarded to my attention prior to your start date.

Lauren, we believe that you are capable of making an outstanding contribution to our company and that we can offer you a challenging and rewarding career at DICK’S. I hope you will favorably consider this offer and decide to join us here at DICK’S Sporting Goods. Please contact me if you have any questions.

Sincerely,

/S/ Kathryn L Sutter

Kathryn L. Sutter
SVP, Human Resources

/S/ Lauren Hobart

Lauren R. Hobart

Date of Acceptance:	11/26/10